EXHIBIT 7

R E P O R T  O F  C O N D I T I O N

WILMINGTON TRUST, NATIONAL ASSOCIATION

As of the close of business on March 31, 2024

ASSETS	Thousands of Dollars
Cash and balances due from depository institutions:	541,766
Securities:	5,757
Federal funds sold and securities purchased under agreement to resell:	0
Loans and leases held for sale:	0
Loans and leases net of unearned income, allowance:	41,846
Premises and fixed asset	33,772
Other real estate owned:	210
Investments in unconsolidated subsidiaries and associated companies:	0
Direct and indirect investments in real estate ventures:	0
Intangible assets:	0
Other assets:	56,169
Total Assets:	679,520

LIABILITIES	Thousands of Dollars
Deposits	5,939
Federal funds purchased and securities sold under agreements to repurchase	0
Other borrowed money:	0
Other Liabilities:	82,329
Total Liabilities	88,268

EQUITY CAPITAL	Thousands of Dollars
Common Stock	1,000
Surplus	348,278
Retained Earnings	242,226
Accumulated other comprehensive income	(252)
Total Equity Capital	591,252

Total Liabilities and Equity Capital	679,520